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                                                                     Exhibit 8.1

                                                              November    , 2002



Herbalife International, Inc.
1800 Century Park East
Los Angeles, California 90067


Ladies and Gentlemen:

              We are acting as counsel to Herbalife International, Inc., a Nevada corporation (the "Issuer"), and each of the guarantors listed on Schedule A hereto (such guarantors are hereinafter referred to as the "Guarantors" and the Guarantors, together with the Issuer, are hereinafter referred to as the "Registrants") in connection with the offer to exchange (the "Exchange Offer") the Issuer's 11-3/4% Series B Senior Subordinated Notes due 2010, (the "Series B Notes") for an equal principal amount of the Issuer's outstanding 11-3/4% Series A Senior Subordinated Notes due 2010 (the "Series A Notes"), and in connection with the preparation of the prospectus (the "Prospectus") contained in the registration statement on Form S-4 (the "Registration Statement") filed with the Securities and Exchange Commission by the Registrants for the purpose of registering the Series B Notes and the guarantees of the Guarantors of the Series B Notes under the Securities Act of 1933, as amended (the "Act"). Unless otherwise defined herein, terms defined in the Prospectus are used herein as defined therein.

              In rendering our opinion expressed below, we have assumed that all of the transactions contemplated by the Exchange Offer and described in the Registration Statement did occur or will occur in accordance with the terms and descriptions thereof.

              Based upon the foregoing, and subject to the assumptions and other limitations set forth in the Registration Statement, the discussion therein under the caption "UNITED STATES FEDERAL INCOME TAX CONSEQUENCES"
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Herbalife International, Inc.            -2-                  November    , 2002

represents our opinion regarding the material U.S. Federal income tax consequences to beneficial owners arising from the Exchange Offer and of owning and disposing of the Series B Notes.

              We hereby consent to the use of our name under the captions "United States Federal Income Tax Consequences" and "Legal Matters" in the Prospectus forming part of the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

                                                              Very truly yours,
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                                   Schedule A

Herbalife International Do Brasil Ltda.

Herbalife (UK) Limited

Herbalife Europe Limited

Herbalife International Finland OY

Herbalife International of Israel (1990) Ltd.

Herbalife of Japan K.K.

Herbalife Internacional de Mexico, S.A. de C.V.

Herbalife Products de Mexico, S.A. de C.V.

Herbalife Sweden Aktiebolag

Herbalife China, LLC

Herbalife International of America, Inc.

Herbalife International Communications Inc.

Herbalife International Distribution, Inc.

Herbalife International of Europe, Inc.

Herbalife Taiwan, Inc.

Herbalife International (Thailand) Ltd.

WH Luxembourg CM S.a.R.L.

WH Luxembourg Intermediate Holdings S.a.R.L.

WH Luxembourg Holdings S.a.R.L.

WH Intermediate Holdings Ltd.